Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Reports a Decline in Second-Quarter Earnings Despite Record Results for the Salt Segment

Second-Quarter Highlights:

•	Second-quarter record for salt segment operating earnings

•	Continued weakness in plant nutrition segment

•	Reducing full-year earnings per share guidance due to lower highway deicing and sulfate of potash expectations

•	Execution of major capital projects on track

OVERLAND PARK, Kan. (July 25, 2016) – Compass Minerals (NYSE: CMP), a leading producer of essential minerals, reported mixed second-quarter 2016 results as an increase in salt operating earnings partially offset a significant decline in plant nutrition operating earnings.

“Compass Minerals continued to benefit from the resilient nature of our salt business, which provided some offset to the negative impact of the weak agriculture market,” said Fran Malecha, Compass Minerals’ president and CEO. “Looking forward, our focus is on managing the downward pressures on both our businesses by matching production with demand in the most cost-effective manner possible. Additionally, we are completing the investments necessary to ensure our key assets are prepared to support future growth as our markets recover.”

Net income for the second quarter of 2016 was $6.3 million, a $6.9 million decline from second-quarter 2015 results. This represents earnings per diluted share of $0.18, compared to $0.39 in the prior year.

The company reported an 8 percent decline in second-quarter revenue to $169.5 million, compared to $183.7 million in the second quarter of 2015.

Compass Minerals Reports Earnings

Salt segment operating earnings increased 10 percent year-over-year to $23.3 million and were the highest second-quarter earnings since the company’s initial public offering in 2003. The segment’s operating margin expanded to 19.6 percent from 18.1 percent in the second quarter of 2015, which marks the eighth consecutive quarter of year-over-year margin expansion (adjusted for special items).

Continued weakness throughout the agriculture market pushed plant nutrition operating earnings down 72 percent year-over-year to $4.7 million.

Consolidated operating earnings in the quarter declined $8.5 million year-over-year to $15.5 million.

Compass Minerals Financial Results (in millions, except for earnings per share)
	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Sales	$169.5	$183.7	$515.2	$576.7
Sales less shipping and handling costs (product sales)	132.4	142.9	388.7	434.0
Operating earnings	15.5	24.0	89.8	108.7
Operating margin	9.1%	13.1%	17.4%	18.8%
Net earnings	$6.3	$13.2	$56.0	$73.8
Diluted earnings per share	0.18	0.39	1.65	2.18
EBITDA*	33.9	44.3	129.3	151.6
Adjusted EBITDA*	34.8	43.1	129.4	146.9
*Earnings before interest, taxes, depreciation and amortization. This is a non-GAAP financial measure. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

SALT SEGMENT
Second-quarter salt segment revenue increased 2 percent from second-quarter 2015 results. Sales volumes of highway deicing products increased 5 percent from the prior year driven by some late season snow events in April, as well as increased highway deicing contract volumes and customers fulfilling minimum purchase requirements. Consumer and industrial sales volumes were 5 percent below prior-year’s result. An increase in the mix of highway deicing sales versus bulk sales to chemical customers resulted in a 3 percent year-over-year increase in the average selling price for highway

Compass Minerals Reports Earnings

deicing salt. The average selling price for consumer and industrial products improved 3 percent compared to the second quarter of 2015.

Salt segment EBITDA in the second quarter of 2016 rose $2.6 million to $34.6 million, or 8 percent, from 2015 results. Segment EBITDA margin improved to 29.1 percent from 27.5 percent in the prior year. The factors driving these increases include improved product sales mix, lower shipping and handling costs in both businesses and modestly higher sales volumes when compared to 2015 results.

Salt Segment Performance (in millions, except for sales volumes and prices per short ton)
	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Sales	$119.1	$116.3	$411.2	$433.0
Sales less shipping and handling (product sales)	87.7	81.2	296.8	303.4
Operating earnings	23.3	21.1	106.0	98.1
Operating margin	19.6%	18.1%	25.8%	22.7%
Segment EBITDA*	$34.6	$32.0	$128.0	$119.9
Segment EBITDA* margin	29.1%	27.5%	31.1%	27.7%
Sales volumes (in thousands of tons):
Highway deicing	1,058	1,011	4,782	4,858
Consumer and industrial	442	466	924	973
Total salt	1,500	1,477	5,706	5,831
Average sales prices (per ton):
Highway deicing	$53.02	$51.28	$58.08	$60.55
Consumer and industrial	$142.47	$138.19	$144.38	$142.66
Total salt	$79.39	$78.72	$72.06	$74.26
*Earnings before interest, taxes, depreciation and amortization. This is a non-GAAP financial measure. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

Highway Deicing Bid Season Update
Compass Minerals estimates that the annual bidding process for North American highway deicing contracts is about 65 percent complete. Mild winter weather throughout much of North America has resulted in approximately a 15 percent contraction in bid volumes in Compass Minerals’ served market compared to the 2015-2016 bid season. The company’s bid season results to date indicate that Compass Minerals’ expected average awarded bid price will likely decline approximately 7 percent versus prior-season’s results.

Compass Minerals Reports Earnings

PLANT NUTRITION SEGMENT
Plant nutrition revenue declined 25 percent from $64.1 million in the second quarter of 2015 to $47.8 million in the current period. Average selling price for the company’s plant nutrition products in the second quarter declined 14 percent versus the prior year, while sales volumes dropped 13 percent over the same period.

Plant nutrition segment EBITDA of $13.1 million was 45 percent below prior-year results. In addition to reduced sales volume and lower average selling price, year-over-year plant nutrition segment earnings were pressured by higher per-unit costs. This increase resulted from the impact of high-cost, carry-over inventory which included a significant proportion of sulfate of potash (SOP) tons produced with purchased potassium chloride in 2015. However, on a sequential basis, per-unit costs improved approximately 4 percent as the company sold the last of 2015’s inventory in the quarter and began benefiting from increased pond-based SOP production at its Ogden, Utah, facility.

Plant Nutrition Segment Performance (dollars in millions, except for prices per short ton)
	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Sales	$47.8	$64.1	$98.9	$137.7
Sales excluding shipping and handling (product sales)	42.1	58.4	86.8	124.6
Operating earnings	4.7	16.8	10.0	37.6
Operating margin	9.8%	26.2%	10.1%	27.3%
EBITDA*	$13.1	$23.9	$26.3	$51.7
Segment EBITDA* margin	27.4%	37.3%	26.6%	37.5%
Sales volumes (in thousands of tons)	74	85	148	182
Average sales price (per ton)	$651	$756	$670	$757
*Earnings before interest, taxes, depreciation and amortization. This is a non-GAAP financial measure. Reconciliations to GAAP measures of performance are provided in tables at the end of this release.

OTHER FINANCIAL HIGHLIGHTS
Compass Minerals reported a loss of $1.7 million this quarter from its equity investment in Produquímica Indústria e Comércio S.A. (Produquímica), which reflects Produquímica’s first-quarter results. Compass Minerals reports these results on a one-quarter lag. Approximately $1 million of this loss is attributable to a non-cash expense related to the purchase of the equity investment. Based on the preliminary valuation, the company expects this expense to total approximately $2.5 million for the full year.

Compass Minerals Reports Earnings

Other expense in the second quarter of 2016 was $0.9 million compared to other income in the prior year period of $1.2 million. This shift was driven by expenses related to the company's debt refinancing and lower foreign exchange gains in the quarter.

OUTLOOK
A summary of the company’s second-half and full-year expectations is provided in the table below. These expectations incorporate the current dynamics of the North American highway deicing bid season.

The company expects that challenging market conditions will persist for the remainder of 2016 in the SOP market. The company instituted a $30 per-ton average price decrease for SOP products effective July 1, 2016.

Given the current market conditions for the highway deicing and SOP markets in North America, the company is reducing its full-year earnings-per-share guidance to a range of $2.60 to $2.90 per diluted share.

“Despite the near-term challenges from the mild winter and the down cycle in the agriculture market, we are focused on positioning the company for long-term success,” Mr. Malecha stated. “Winter weather will return, and highway deicing salt remains the most economical and effective means of keeping roads safe in winter. Further, specialty agriculture products, such as those in our portfolio, remain critical for crop yield and grower profitability. These are the core fundamentals that have supported the strength of Compass Minerals in the past and will continue to do so in the future.”

Compass Minerals Reports Earnings

2016 OUTLOOK: FULL YEAR EPS - $2.60 to $2.90
Salt Segment	2H16	FY16
Volumes	4.9 million to 5.3 million tons	10.6 million to 11.0 million tons
Average Selling Price (per ton)	$75 to $79
Operating Earnings Margin	19% to 22%
Plant Nutrition Segment
Volumes	130,000 to 160,000 tons	275,000 to 305,000 tons
Average Selling Price (per ton)	$640 to $680
Operating Earnings Margin	11% to 14%
Corporate
Corporate and Other Expense		~$56 million
Interest Expense		~$25 million
Capital Expenditures		$175 million to $190 million
Effective Tax Rate		27% to 28%

Conference Call
Compass Minerals will discuss its results on a conference call tomorrow morning, Tuesday, July 26, at 9:00 a.m. ET. To access the conference call, interested parties should visit the company’s website at www.CompassMinerals.com or dial 877-614-0009. Callers must provide the conference ID number 5427742. Outside of the U.S. and Canada, callers may dial 913-643-4075. Replays of the call will be available on the company’s website for two weeks. The replay can also be accessed by phone for seven days at 888-203-1112, conference ID 5427742. Outside of the U.S. and Canada, callers may dial 719-457-0820.

An updated summary of the company’s performance is included in a presentation available on the company’s website at www.compassminerals.com.

About Compass Minerals
Compass Minerals is a leading provider of essential minerals that provide solutions to nature’s challenges, including salt for winter roadway safety and other consumer, industrial and agricultural uses, and specialty plant nutrition minerals that improve the quality and yield of crops. Named one of Forbes’ 100 Most Trustworthy Companies in America in 2015 and 2016, Compass Minerals’ mission is to be the best essential

Compass Minerals Reports Earnings

minerals company by delivering where and when it matters. The company produces its minerals at locations throughout the U.S. and Canada and in the U.K.

Investor Contact	Media Contact
Theresa L. Womble	Tara Hart
Director of Investor Relations	Manager of Corporate Affairs
+1.913.344.9362	+1.913.344.9319
womblet@compassminerals.com	PressRelations@compassminerals.com

Non-GAAP Measures
Management uses a variety of measures to evaluate the company’s and its operating segments’ performance. While the consolidated financial statements provide an understanding of the company’s overall results of operations, financial condition and cash flows, management analyzes components of the consolidated financial statements to identify certain trends and evaluate specific performance areas. In addition to using U.S. generally accepted accounting principles (“GAAP”) financial measures, management uses EBITDA and EBITDA adjusted for items which management believes are not indicative of the company’s ongoing operating performance (“Adjusted EBITDA”), both non-GAAP financial measures, to evaluate the operating performance of the company’s core business operations because its resource allocation, financing methods and cost of capital, and income tax positions are managed at a corporate level, apart from the activities of the operating segments, and the operating facilities are located in different taxing jurisdictions, which can cause considerable variation in net income. The company also uses EBITDA and Adjusted EBITDA to assess its overall and operating segment operating performance and return on capital against other companies, and to evaluate potential acquisitions or other capital projects. EBITDA and Adjusted EBITDA are not calculated under GAAP and should not be considered in isolation or as a substitute for net income, cash flows or other financial data prepared in accordance with GAAP or as a measure of overall profitability or liquidity. EBITDA and Adjusted EBITDA exclude interest expense, income taxes and depreciation and amortization, each of which is an essential element of the company’s cost structure and cannot be eliminated. Consequently, any measure that excludes these elements has material limitations. While EBITDA and Adjusted EBITDA are frequently used as measures of operating

Compass Minerals Reports Earnings

performance, these terms are not necessarily comparable to similarly titled measures of other companies due to the potential inconsistencies in the method of calculation. The calculation of EBITDA and Adjusted EBITDA as used by management is set forth in the following table.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about the company’s ability to manage pressures on its businesses and to position itself for success; the ability of its investments to support future growth and for certain fundamentals to support the company’s strength; the company’s average awarded bid price; and the company’s outlook for the second half of 2016 and full-year 2016, including its expectations regarding market conditions (including highway deicing and SOP market conditions), earnings per share (“EPS”), volumes, average selling prices, operating earnings margin, corporate and other expense, interest expense, capital expenditures, tax rates and expenses related to the Produquímica equity investment. We use words such as “may,” “would,” “could,”  “should,” “will,” “likely,” “expect,” “anticipate,” “believe,” “intend,” “plan,” “forecast,” “outlook,” “project,” “estimate” and similar expressions suggesting future outcomes or events to identify forward-looking statements or forward-looking information. These statements are based on the company’s current expectations and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by a number of factors, including without limitation (i) weather conditions, (ii) pressure on prices and impact from competitive products, (iii) any inability by the company to fund necessary capital expenditures, (iv) foreign exchange rates and the cost and availability of transportation for the distribution of the company’s products, (v) the risk that the proposed full ownership acquisition of Produquímica could disrupt the plans and operations of the company, Produquímica or both, and (vi) the risk that the company may not realize the expected financial and other benefits from the proposed acquisition. For further information on these and other risks and uncertainties that may affect the company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2016 to be filed with the SEC. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments. Because it is not possible to predict or identify all such factors, this list cannot be considered a complete set of all potential risks or uncertainties.

Reconciliation for EBITDA and Adjusted EBITDA (unaudited) (in millions)
	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net earnings	$6.3	$13.2	$56.0	$73.8
Interest expense	5.6	5.3	11.4	10.7
Income tax expense	1.0	6.7	21.0	28.9
Depreciation, depletion and amortization	21.0	19.1	40.9	38.2
EBITDA	$33.9	$44.3	$129.3	$151.6
Adjustments to EBITDA:
Other (income) expense, net(1)	0.9	(1.2)	0.1	(4.7)
Adjusted EBITDA	$34.8	$43.1	$129.4	$146.9
(1) Primarily includes interest income and foreign exchange gains and losses. The three and six months ended June 30, 2016, include a charge of $1.6 million related to the refinancing of our debt.

Compass Minerals Reports Earnings

Reconciliation for Salt Segment EBITDA (unaudited) (in millions)
	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Segment sales	$119.1	$116.3	$411.2	$433.0
Reported GAAP segment operating earnings	23.3	21.1	106.0	98.1
Depreciation, depletion and amortization	11.3	10.9	22.0	21.8
Segment EBITDA	$34.6	$32.0	$128.0	$119.9
Segment EBITDA margin	29.1%	27.5%	31.1%	27.7%

Reconciliation for Salt Segment Adjusted Quarterly Operating Earnings (unaudited) (in millions)
	Three months ended June 30,	Three months ended March 31,	Three months ended Dec. 31,	Three months ended Sept. 30,	Three months ended June 30,	Three months ended March 31,
	2016	2016	2015	2015	2015	2015
Segment sales	$119.1	$292.1	$236.1	$179.9	$116.3	$316.7
Segment operating earnings	23.3	82.7	72.1	45.0	21.1	77.0
Gain from insurance settlement(1)	—	—	—	—	—	—
Adjusted segment operating earnings	$23.3	$82.7	$72.1	$45.0	$21.1	$77.0
Adjusted segment operating earnings margin	19.6%	28.3%	30.5%	25.0%	18.1%	24.3%
Depreciation, depletion and amortization	11.3	10.7	11.0	11.1	10.9	10.9
Adjusted segment EBITDA	$34.6	$93.4	$83.1	$56.1	$32.0	$87.9
Adjusted segment EBITDA margin	29.1%	32.0%	35.2%	31.2%	27.5%	27.8%

	Three months ended Dec. 31,	Three months ended Sept. 30,	Three months ended June 30,	Three months ended March 31,	Three months ended Dec. 31,	Three months ended Sept. 30,
	2014	2014	2014	2014	2013	2013
Segment sales	$355.3	$175.4	$118.7	$353.2	$323.1	$142.6
Reported GAAP segment operating earnings	104.4	116.7	6.8	63.5	74.8	25.4
Gain from insurance settlement(1)	—	(82.3)	—	—	—	—
Estimated costs of legal ruling(2)	—	—	—	—	4.7	—
Adjusted segment operating earnings	$104.4	$34.4	$6.8	$63.5	$79.5	$25.4
Adjusted segment operating earnings margin	29.4%	19.6%	5.7%	18.0%	24.6%	17.8%
Depreciation, depletion and amortization	11.3	11.4	10.7	11.4	12.4	11.2
Adjusted segment EBITDA	$115.7	$45.8	$17.5	$74.9	$91.9	$36.6
Adjusted segment EBITDA margin	32.6%	26.1%	14.7%	21.2%	28.4%	25.7%
(1) In the third quarter of 2014, the company recorded an $83.3 million gain ($60.6 million, net of taxes) from an insurance settlement relating to damage sustained by the company as a result of a tornado that struck the company’s rock salt mine and evaporated-salt plant in Goderich, Ontario, in 2011.

(2) In the fourth quarter of 2013, the company recorded a reserve of $4.7 million ($2.8 million, net of taxes) related to a ruling against the company from a 2010 labor matter.

Compass Minerals Reports Earnings

Reconciliation for Plant Nutrition Segment EBITDA (unaudited) (in millions)
	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Segment sales	$47.8	$64.1	$98.9	$137.7
Reported GAAP segment operating earnings	4.7	16.8	10.0	37.6
Depreciation, depletion and amortization	8.4	7.1	16.3	14.1
Segment EBITDA	$13.1	$23.9	$26.3	$51.7
Segment EBITDA margin	27.4%	37.3%	26.6%	37.5%

Produquímica Revenue (unaudited) (in thousands of Brazilian reals)
	Six months ended June 30, 2015		Six months ended June 30, 2016		% change
Plant nutrition	R$	345.9	R$	272.7	+27%
Specialty chemical	225.8		179.3		+26
Total	R$	571.7	R$	452.0	+26%

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)
(in millions, except share and per-share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Sales	$169.5	$183.7	$515.2	$576.7
Shipping and handling cost	37.1	40.8	126.5	142.7
Product cost	91.1	92.3	244.8	270.2
Gross profit	41.3	50.6	143.9	163.8
Selling, general and administrative expenses	25.8	26.6	54.1	55.1
Operating earnings	15.5	24.0	89.8	108.7
Other (income)/expense:
Interest expense	5.6	5.3	11.4	10.7
Net loss from equity investee	1.7	—	1.3	—
Other, net	0.9	(1.2)	0.1	(4.7)
Earnings before income taxes	7.3	19.9	77.0	102.7
Income tax expense	1.0	6.7	21.0	28.9
Net earnings	$6.3	$13.2	$56.0	$73.8
Basic net earnings per common share	$0.18	$0.39	$1.65	$2.18
Diluted net earnings per common share	$0.18	$0.39	$1.65	$2.18
Cash dividends per share	$0.695	$0.66	$1.39	$1.32
Weighted-average common shares outstanding (in thousands):(1)
Basic	33,784	33,682	33,766	33,654
Diluted	33,787	33,701	33,769	33,675

(1)
Excludes weighted participating securities such as RSUs and PSUs that receive non-forfeitable dividends, which consist of 146,000 and 149,000 weighted participating securities for the three and six months ended June 30, 2016, respectively, and 192,000 and 204,000 weighted participating securities for the three and six months ended June 30, 2015, respectively.

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(in millions)

	June 30,	December 31,
	2016	2015
ASSETS
Cash and cash equivalents	$92.7	$58.4
Receivables, net	71.9	147.8
Inventories	240.9	275.3
Other current assets	30.9	30.8
Property, plant and equipment, net	890.5	800.7
Intangible and other noncurrent assets	329.7	311.8
Total assets	$1,656.6	$1,624.8

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$4.0	$4.9
Other current liabilities	124.1	165.9
Long-term debt, net of current portion	746.2	718.0
Deferred income taxes and other noncurrent liabilities	97.9	96.3
Total stockholders' equity	684.4	639.7
Total liabilities and stockholders' equity	$1,656.6	$1,624.8

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(in millions)
	Six Months Ended
	June 30,
	2016	2015
Net cash provided by operating activities	$149.9	$112.2

Cash flows from investing activities:
Capital expenditures	(94.8)	(89.8)
Investment in equity method investee	(4.7)	—
Other, net	(1.5)	(0.5)

Net cash used in investing activities	(101.0)	(90.3)

Cash flows from financing activities:
Proceeds from the issuance of long-term debt	400.0	—
Proceeds from revolving credit facility borrowings	183.5	—
Principal payments on revolving credit facility borrowings	(80.5)	—
Principal payments on long-term debt	(473.4)	(1.9)
Dividends paid	(47.1)	(44.6)
Fees paid to refinance debt	(1.5)	—
Deferred financing costs	(3.5)	—
Proceeds received from stock option exercises	0.7	2.1
Excess tax benefit (deficiency) from equity compensation awards	(0.2)	0.1

Net cash used in financing activities	(22.0)	(44.3)
Effect of exchange rate changes on cash and cash equivalents	7.4	(10.7)
Net change in cash and cash equivalents	34.3	(33.1)
Cash and cash equivalents, beginning of the year	58.4	266.8

Cash and cash equivalents, end of period	$92.7	$233.7

Compass Minerals Reports Earnings

COMPASS MINERALS INTERNATIONAL, INC.
SEGMENT INFORMATION (unaudited)
(in millions)

Three months ended June 30, 2016	Salt	Plant Nutrition(1)	Corporate and Other (2)	Total
Sales to external customers	$119.1	$47.8	$2.6	$169.5
Intersegment sales	—	1.9	(1.9)	—
Shipping and handling cost	31.4	5.7	—	37.1
Operating earnings (loss)	23.3	4.7	(12.5)	15.5
Depreciation, depletion and amortization	11.3	8.4	1.3	21.0
Total assets	899.1	702.7	54.8	1,656.6

Three months ended June 30, 2015	Salt	Plant Nutrition(1)	Corporate and Other (2)	Total
Sales to external customers	$116.3	$64.1	$3.3	$183.7
Intersegment sales	0.1	2.8	(2.9)	—
Shipping and handling cost	35.1	5.7	—	40.8
Operating earnings (loss)	21.1	16.8	(13.9)	24.0
Depreciation, depletion and amortization	10.9	7.1	1.1	19.1
Total assets	905.6	563.0	61.7	1,530.3

Six months ended June 30, 2016	Salt	Plant Nutrition(1)	Corporate and Other (2)	Total
Sales to external customers	$411.2	$98.9	$5.1	$515.2
Intersegment sales	—	2.1	(2.1)	—
Shipping and handling cost	114.4	12.1	—	126.5
Operating earnings (loss)	106.0	10.0	(26.2)	89.8
Depreciation, depletion and amortization	22.0	16.3	2.6	40.9

Six months ended June 30, 2015	Salt	Plant Nutrition(1)	Corporate and Other (2)	Total
Sales to external customers	$433.0	$137.7	$6.0	$576.7
Intersegment sales	0.1	3.5	(3.6)	—
Shipping and handling cost	129.6	13.1	—	142.7
Operating earnings (loss)	98.1	37.6	(27.0)	108.7
Depreciation, depletion and amortization	21.8	14.1	2.3	38.2

(1)	Plant nutrition segment assets include the investment in Produquímica.

(2)
Corporate and other includes corporate entities, records management operations and other incidental operations and eliminations. Operating earnings (loss) for corporate and other includes indirect corporate overhead including costs for general corporate governance and oversight, as well as costs for the human resources, information technology, legal and finance functions.